Exhibit (d)

AGREEMENT

This Agreement (“Agreement”) is entered into on September 17, 2014, by and between:

(1) FIMI Opportunity Fund IV, L.P., a limited partnership formed under the laws of the State of Delaware, FIMI Israel Opportunity Fund IV, Limited Partnership, a limited partnership formed under the laws of the State of Israel, FIMI Opportunity V, L.P., a limited partnership formed under the laws of the State of Delaware, and FIMI Israel Opportunity V, Limited Partnership, a limited partnership formed under the laws of the State of Israel (collectively, “FIMI”); and

(2) York Capital Management, L.P., a Delaware limited partnership, York Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership, York Credit Opportunities Fund, L.P., a Delaware limited partnership, York Credit Opportunities Master Fund, L.P., a Cayman Islands exempted limited partnership, Jorvik Multi-Strategy Master Fund, L.P., a Cayman Islands exempted limited partnership and Permal York Ltd., a British Virgin Islands company (collectively, “York”).

Each of FIMI and York may be referred to herein as a "Party" and collectively as the "Parties".

WHEREAS, York is the holder of 6,015,530 ordinary shares, par value NIS 0.2 per share, of Gilat Satellite Networks Ltd. (the “Company”), a public company incorporated under the laws of the State of Israel whose shares are listed on the NASDAQ Global Select Market and on the Tel Aviv Stock Exchange, constituting on the date hereof approximately 14.2% of the issued and outstanding share capital of the Company; and

WHEREAS, FIMI (alone or together with any designees thereof) intends to make a public "special tender offer" (as defined in Part 8, Chapter 2 of the Israeli Companies Law, 1999) on or prior to October 24, 2014, to acquire, in consideration for a cash price of US$ 4.95 per share (the “Selling Price”), 5,166,348 ordinary shares of the Company (the “Offer”); and

WHEREAS, York is supportive of the Offer and is willing to (i) tender 5,166,348 ordinary shares of the Company held by it (the "Shares") under the Offer and (ii) support FIMI (and its designees) in taking the actions necessary for a successful completion of the Offer, as further set out in this Agreement.

NOW, THEREFORE, the Parties agree as follows:

1.	York's Undertakings

York represents and warrants that it is the owner of, and has all relevant authority to accept the Offer in respect of, the Shares, and that the Shares are free and clear of encumbrances of any kind, except certain restrictive legends on the Shares certificates.

York hereby irrevocably undertakes to (i) accept the Offer in respect of the Shares (whether or not the Offer is made by FIMI alone or together with its designees), at the cash Selling Price per each accepted Share, (ii) deliver evidence of such acceptance and tender the Shares to FIMI (or to designees thereof as instructed by FIMI), before the last day of the initial tender period in accordance with the terms and conditions of the Offer, and (iii) not exercise voting rights pertaining to the Shares in a manner which may prejudice or frustrate the Offer.

York hereby irrevocably undertakes that the Shares shall be tendered free from any pledge, charge or other security interest. For the avoidance of any doubt, and notwithstanding anything to the contrary in this Agreement, it is acknowledged and agreed by the Parties, that (i) the Shares certificates bear certain restrictive legends under U.S. securities law, (ii) York is not obligated to remove the legends prior to, during or following the date on which the Offer is made and/or consummated, and (iii) the Shares shall be tendered and/or transferred by York with their legends and subject to the terms of the restrictions reflected by the legends.

York hereby irrevocably undertakes not to, as of the date hereof and until the expiration of the Offer period, as may be extended pursuant to applicable law, but not later than 60 days after the filing of the Offer with the Securities and Exchange Commission (i) offer, sell, transfer, charge, pledge or grant any option over or otherwise dispose of any of the Shares, whether directly or indirectly, except to FIMI or its designees, (ii) solicit or accept any other offer (public or private) in respect of any of the Shares, (iii) take any action or make any statement, which could prejudice the Offer, or (iv) withdraw the acceptance of the Offer referred to above in respect of any of the Shares regardless of any terms of withdrawal contained in the Offer or any legal right to withdraw. For the avoidance of any doubt, it is hereby acknowledged and agreed by the Parties, that York is entitled, in its sole discretion, to execute any of the actions and/or transactions detailed in sub sections (i) and (ii) above, with respect to all or part of 849,182 shares of the Company held by York which are not part of the Shares.

1A.         Termination

York may terminate its undertakings in this Agreement:

a.	If the Offer is not made and published on or before October 24, 2014.

b.
If the Offer and purchase of the Shares (or part of them, as applicable) is not consummated on or before a date which is 60 days after the filing of the Offer with the Securities and Exchange Commission.

c.	If the Offer does not become effective, lapses or is withdrawn.

2.	FIMI's Undertaking

FIMI hereby irrevocably undertakes to (i) make the Offer (by itself or together with any of its designees), by not later than October 24, 2014 at a cash price per share equal to the Selling Price, which shall be paid in US$ currency, and (ii) approach York (reasonable time in advance) and receive York’s prior written consent to the language of any information published by FIMI with respect to or in connection with York and/or holdings of York in the Company’s ordinary shares and/or this Agreement and/or relationship between the Parties, whether such information is part of an immediate report, press release, announcement or other publication of FIMI, including the Offering Documents (מפרט הצעת רכש)  and/or any amendment or supplement thereto.

3.	Miscellaneous.

(1)
Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the appropriate court in Tel-Aviv, Israel, and agrees not to assert any objections to the jurisdiction thereof.

(2)
Successors and Assigns; Assignment.  Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of the other Parties to this Agreement.

(3)
Entire Agreement; Amendment and Waiver.  This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Parties to this Agreement.

(4)
Notices, etc.  All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be facsimiled or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party's address as set forth below or at such other address as the Party shall have furnished to the other Party in writing in accordance with this provision:

if to York:	c/o York Capital Management 767 Fifth Avenue 17th floor New York, NY 10153 United States Tel: +1-212-300-1300 Email: rswanson@yorkcapital.com Attention: General Counsel

if to FIMI:	c/o FIMI V 2012 Ltd. Electra Building 98 Yigal Alon St. Tel-Aviv, 67891, Israel Tel: +972-3-565-2244 Email: fimi@fimi.co.il or such other address with respect to a Party as such Party shall notify the other Party in writing as above provided.  Any notice sent in accordance with this Section 3(4) shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery to the above-referenced address, and (iii) if sent via email, on the first business day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

(5)	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

(6)
Expenses.  Each Party shall bear its own legal and other expenses in connection with the transactions contemplated by this Agreement. For the avoidance of any doubt, FIMI shall be fully responsible for all expenses in connection with the Offer and its execution.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

YORK:

_____________________________
York Capital Management, L.P.
York Multi-Strategy Master Fund, L.P.
York Credit Opportunities Fund, L.P.
York Credit Opportunities Master Fund, L.P.
Jorvik Multi-Strategy Master Fund, L.P.
Permal York Ltd.
By: York Capital Management Global Advisors, LLC, as the investment advisor to the entities

Name: _______________________

Title: _______________________

FIMI:

_____________________ FIMI Opportunity Fund IV, L.P. By: FIMI IV 2007 Ltd. Name: ___________________ Title: ____________________	_______________________ FIMI Israel Opportunity Fund IV, Limited Partnership By: FIMI IV 2007 Ltd. Name: _______________________ Title: _______________________

_____________________ FIMI Opportunity V, L.P. By: FIMI FIVE 2012 Ltd. Name: ____________________ Title: _____________________	_______________________ FIMI Israel Opportunity V, Limited Partnership By: FIMI FIVE 2012 Ltd. Name: ______________________ Title: _______________________